LONESTAR RESOURCES US, INC.

ANNOUNCES CONTINUED PROGRESS IN DEBT REDUCTION

FORT WORTH, Texas, October 5, 2016 - Lonestar Resources US, Inc. (NASDAQ: LONE) (together with its subsidiaries, “Lonestar”) is pleased to announce continued progress in its efforts to reduce its long-term debt.  At September 30, 2016, Lonestar’s long-term debt stood at $284.4 million, a reduction of $35.0 million as compared to its long-term debt of $319.5 million at June 30, 2016.  At September 30, 2016, Lonestar’s long-term debt was comprised of $94.5 million under the revolving credit facility (the “Revolving Credit Facility”) of Lonestar Resources Americas, Inc., Lonestar’s wholly owned subsidiary (“LRAI”), $38.0 million of LRAI’s 12% second lien senior notes (the “Second Lien Notes”), and $151.8 million of LRAI’s 8 ¾% senior notes (the “Unsecured Notes”).

As of September 30, 2016, Lonestar had repurchased a total of $68.2 million of its Unsecured Notes, which it financed with the issuance of $38.0 million of Second Lien Notes and, subject to the final approval of a majority of Lonestar’s outstanding stockholders, the issuance of 222,821 shares of Class A common stock at a price of $9.26 per share.  Lonestar has filed Current Reports on Form 8-K with the U.S. Securities and Exchange Commission detailing these financings.

Lonestar is also pleased to announce that it has entered into a definitive agreement to sell its remaining conventional oil and gas assets to a private company for $14.0 million, bringing the total proceeds expected from its conventional asset divestiture process to $16.2 million.  The closing of this sale is scheduled for October 31, 2016.  Upon the application of the proceeds of this sale to amounts outstanding under the Revolving Credit Facility, Lonestar’s long-term debt as of September 30, 2016 would have been $270.4 million.

Lonestar Resources, U.S., Inc.

600 Bailey Avenue, Suite 200

Fort Worth, Texas 76107

(817) 546-6400

Cautionary & Forward Looking Statements

Lonestar Resources US, Inc. cautions that this press release contains forward-looking statements, including, but not limited to, statements about the new chairman’s expertise, ability and anticipated contributions to Lonestar; Lonestar’s execution of its growth strategies; growth in Lonestar’s leasehold, reserves and asset value; and Lonestar’s ability to create shareholder value.. These statements involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the following:  volatility of oil, natural gas and NGL prices, and potential write-down of the carrying values of crude oil and natural gas properties; inability to successfully replace proved producing reserves; substantial capital expenditures required for exploration, development and exploitation projects; potential liabilities resulting from operating hazards, natural disasters or other interruptions; risks related using the latest available horizontal drilling and completion techniques; uncertainties tied to lengthy period of development of identified drilling locations; unexpected delays and cost overrun related to the development of estimated proved undeveloped reserves; concentration risk related to properties, which are located primarily in the Eagle Ford Shale of South Texas; loss of lease on undeveloped leasehold acreage that may result from lack of development or commercialization; inaccuracies in assumptions made in estimating proved reserves; our limited control over activities in properties Lonestar does not operate; potential inconsistency between the present value of future net revenues from our proved reserves and the current market value of our estimated oil and natural gas reserves; risks related to derivative activities; losses resulting from title deficiencies; risks related to health, safety and environmental laws and regulations; additional regulation of hydraulic fracturing; reduced demand for crude oil, natural gas and NGLs resulting from conservation measures and technological advances; inability to acquire adequate supplies of water for our drilling operations or to dispose of or recycle the used water economically and in an environmentally safe manner; climate change laws and regulations restricting emissions of “greenhouse gases” that may increase operating costs and reduce demand for the crude oil and natural gas; fluctuations in the differential between benchmark prices of crude oil and natural gas and the reference or regional index price used to price actual crude oil and natural gas sales; and the other important factors discussed under the caption “Risk Factors” in our Registration Statement on Form 10, as amended and filed with the Securities and Exchange Commission, or the SEC, on June 9, 2016, as well as other documents that we may file from time to time with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this presentation.